Exhibit 10.4

WELLS FARGO	LOAN AGREEMENT

This Loan Agreement (this "Agreement") is entered into by and between Pro-Dex, Inc. ("Borrower") and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and sets forth the terms and conditions which govern all Borrower's commercial credit accommodations from Bank, whether now existing or hereafter granted (each, a "Credit" and collectively, "Credits"), which terms and conditions are in addition to those set forth in any other contract, instrument or document (collectively with this Agreement, the "Loan Documents') required by this Agreement or heretofore or at any time hereafter delivered to Bank in connection with any Credit.

1.         REPRESENTATIONS AND WARRANTIES.  Borrower makes the following representations and warranties to Bank, which representations and warranties shall be true as of the date hereof and on the date of each extension of credit under each Credit with the same effect as though made on each such date.

1.1       Legal Status.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Colorado, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to be qualified or licensed could have a material adverse effect on Borrower.

1.2       Authorization and Validity.  Each of the Loan Documents has been duly authorized, and upon its execution and delivery to Bank will constitute a legal, valid and binding obligation of Borrower or the party which executes the same, enforceable in accordance with its respective terms.

1.3       No Violation.  The execution, delivery and performance by Borrower of each of the loan Documents do not violate any provision of law or regulation, or contravene any provision of Borrower's Articles of Incorporation or By-Laws, or result in any breach of or default under any agreement, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

1.4       No Litigation.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower except as disclosed by Borrower to Bank in writing prior to the date hereof.

1.5       Financial Statements.  The most recent annual financial statement of Borrower, and all interim financial statements delivered to Bank since the date of said annual financial statement, true copies of which have been delivered by Borrower to Bank prior to the date hereof, are complete and correct, present fairly the financial condition of Borrower and disclose all liabilities of Borrower, and have been prepared in accordance with generally accepted accounting principles.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

1.6       Tax Returns.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect  to any year except as disclosed by Borrower to Bank in writing prior the date hereof.

2.         ADDITIONAL TERMS

2.1       Conditions Precedent.  The obligation of Bank to grant any Credit is subject to the condition that Bank shall have received all contracts, instruments and documents, duly executed where applicable, deemed necessary by Bank to evidence such Credit and all terms and conditions applicable thereto, all of which shall be in form and substance satisfactory to Bank.

2.2       Application of Payments.  Each payment made on each Credit shall be applied first, to any interest then due, second, to any fees and charges then due, and third, to the outstanding principal balance thereof.

3.         COVENANTS.  So long as any Credit remains available or any amounts under any Credit remain outstanding, Borrower shall, unless Bank otherwise consents in writing:

3.1       Insurance.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

3.2       Compliance; Laws and Regulations.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower's business; and comply with the provisions of all documents pursuant to which Borrower and/or its business, including without limitation, all state or federal environmental, hazardous waste, health and safety statues, and any rules or regulations adopted pursuant thereto, which govern or affect any operations and/or properties of Borrower.

3.3       Other indebtedness.  Not create, incur, assume or permit to exist any indebtedness or other liabilities, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, direct or continent (including any contingent liability under any guaranty of the obligations of any person or entity), except (a) the liabilities of Borrower to Bank, (b) trade debt incurred by Borrower in the normal course of its business, and (c) and other liabilities of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof.

3.4       Merger; Consolidation; Transfer of Assets.  Not merge into or consolidate with any other entity; nor make any substantial change in the nature of Borrower's business as conducted as of the date hereof; nor acquire all or substantially all of the assets of any other person or entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

3.5        Pledge of Assets.  Not mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except in favor of Bank and except any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof.

3.6       Financial Statements.  Provide to Bank all of the following, in form and detail satisfactory to Bank, together with such current financial and other information as Bank from time to time may reasonably request:

(a)        As soon as available, but in no event later than 90 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by an independent certified public accountant acceptable to Bank, to include a balance sheet, income statement and statement of cash flow, together with all supporting scheduled and footnotes.

(b)        As soon as available, but in no event later than 45 days after and as of each fiscal quarter, a financial statement of Borrower, prepared by Borrower and certified as correct by an officer of Borrower authorized to borrow under the most current Corporate Borrowing Resolution delivered by Borrower to Bank, to include a balance sheet and income statement, together with all supporting schedules and footnotes.

3.7       Financial Condition.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices, except to the extent modified by the following definitions:

(a)        Total Liabilities divided by Tangible Net Worth not greater than 0.75 to 1.0 at any time with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

(b)        Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and pre-tax profit not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.

(c)        EBITDA Coverage Ratio not less than 1.50 to 1.0 as of each fiscal year end with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

4.         DEFAULT; REMEDIES.

4.1       Events of Default.  The occurrence of any of the following shall constitute an "Event of Default" under this agreement:

(a)        The failure to pay any principal, interest, fees or other charges when due under any of the Loan Documents.

            (b)        Any representation or warranty hereunder or under any other Loan Document shall prove to be incorrect, false or misleading in any material respect when made.

(c)        Any violation or breach of any term or condition of this Agreement or any other of the Loan Documents.

(d)        Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which Borrower or any guarantor hereunder has incurred debt or any other liability or any kind to any person or entity, including Bank.

(e)        The filing of a notice of judgment lien against Borrower or any guarantor hereunder; or the recording of any abstract of judgment against Borrower or any such guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any such guarantor; or the entry of a judgment against Borrower or any such guarantor.

(f)         The filing of a petition by or against Borrower or any guarantor hereunder under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or any part of the assets or property of Borrower or any such guarantor; or Borrower or any such guarantor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due.

(g)        Any material adverse change, as determined solely by Bank, in the financial condition of Borrower.

(h)        The death or incapacity of any individual guarantor hereunder; or the dissolution or liquidation of Borrower or of any guarantor hereunder which is a corporation, partnership or other type of entity.

(i)         Any change in ownership during the term hereof of an aggregate of 25% or more of the common stock of Borrower.

4.2       Remedied.  Upon the occurrence of any Event of Default: (a) the entire balance of principal, interest, fees and other charges on each Credit shall, at Bank's option, become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit to Borrower under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any security for any Credit.  All rights, powers and remedies of Bank shall be cumulative.

5.         MISCELLANEOUS.

5.1       No Waiver.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall effect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.

5.2       Notices.  All notices, request and demands required under this Agreement must be in writing, addressed to the applicable party at its address specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed given or made as follows:  (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

5.3       Costs, Expenses and Attorneys' fees.   Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), extended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, and amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

5.4       Successors: Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any Credit, Borrower or its business, any guarantor of any Credit or the business of any such guarantor, or any collateral for any Credit.

5.5       Controlling Agreement; Amendment.  In the event of any direct conflict between any provision of this Agreement and any provision of any other Loan Document, the terms of this Agreement shall control.  This Agreement may be amended or modified only in writing signed by Bank and Borrower.

5.6       No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action in connection with, this Agreement or any other Loan Document to which hit is not a party.

5.7       Severability of Provisions.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

5.8       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

5.9       Cancellation of Prior Loan Agreements.  This Agreement cancels and supersedes all prior loan agreements between Borrower and Bank relating to any Credit.

6.         ARBITRATION.

6.1       Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (a) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (b) requests for additional credit.

6.2       Governing Rules.  Any arbitration proceeding will (a) proceed in a location in California selected by the American Arbitration ("AAA"); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules").  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

6.3       Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statues of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effect any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

6.5       Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final presentation and that no alternative means for obtaining information is available.

6.6       Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

6.7       Payment of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

6.8       Real Property Collateral: Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (a) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (b) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statue of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

6.9       Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration or any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of January 4, 2006.

Pro-Dex, Inc.

By:/s/ Jeffrey Ritchey
      Jeffrey Ritchey, CFO, Treasurer, Secretary

By: _/s/ Patrick Johnson__________________
       Patrick Johnson, President and CEO

Address:  151 East Columbine Avenue
                 Santa Ana, CA  92707

WELLS FARGO BANK NATIONAL ASSOCIATION

By: ______/s/ Tim Sandell V.P. for _______
       Manishi G. Parikh, Relationship Manager

Address:  2030 Main Street, Suite #900
                Irvine, CA  92614